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EXHIBIT 23



CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of First Financial Bancorp. of our report dated January 16, 1996, included in the 1995 Annual Report to Shareholders of First Financial Bancorp.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-46819) pertaining to the First Financial Bancorp. 1991 Stock Incentive Plan and in the related Prospectus of our report dated January 16, 1996, with respect to the consolidated financial statements of First Financial Bancorp. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1995.


/s/ Ernst & Young LLP,


March 19, 1996
Cincinnati, Ohio